PURCHASE AGREEMENT
MADE AS OF
May 24, 2013
BETWEEN

TROUT CREEK WIND POWER INC.
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
SCHNEIDER POWER INC.
SCHNEIDER POWER GENERATION INC.
- and -
SIERRA NEVADA POWER (ONTARIO) LTD.

Page

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION2
1.1Definitions    2
1.2Certain Rules of Interpretation    10
1.3Entire Agreement    11
1.4Schedules and Exhibits    11

ARTICLE 2 PURCHASE AND SALE12
2.1Purchase and Sale of GP Shares    12
2.2Purchase and Sale of 74.89% of Project LP Interests    12
2.3Deposit    12
2.4Payment of First Closing Payment    13
2.5Purchase and Sale of 25.1% of Project LP Interests – Project Achieves Commercial Operation on or Prior to the Default Date    13
2.6Purchase and Sale of 25.1% Project LP Interests – Project Does Not Achieve Commercial Operation on or Prior to the Default Date    13
2.7Idem    15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES15
3.1Representations and Warranties of Vendor and Quantum    15
3.2Representations and Warranties of Purchaser    25
3.3Non-Waiver    26
3.4Nature and Survival    26

ARTICLE 4 PURCHASER’S CONDITIONS PRECEDENT - FIRST CLOSING DATE 27
4.1Truth and Accuracy of Representations of Vendor and Quantum at the Closing Time    27
4.2Performance of Obligations    27
4.3Receipt of Closing Documentation    27
4.4Consents, Authorizations and Registrations    28
4.5No Proceedings    28
4.6Encumbrances    28
4.7Completion of Asset Purchase Agreement    28
4.8Transmission Easement    29
4.9Quantum Acquisition Transaction    29
4.10Quantum Not a Special Purpose Entity    29

ARTICLE 5 PURCHASER’S CONDITIONS PRECEDENT – COMMERCIAL OPERATION CLOSING DATE OR DEFAULT CLOSING DATE30

(continued)
Page

5.1Truth and Accuracy of Representations of Vendor and Quantum at the Closing Time    30
5.2Performance of Obligations    30
5.3Receipt of Closing Documentation    30
5.4Consents, Authorizations and Registrations    31
5.5No Proceedings    31
5.6Encumbrances    31

ARTICLE 6 VENDOR’S CONDITIONS PRECEDENT32
6.1Truth and Accuracy of Representations of the Purchaser at Closing Time    32
6.2No Proceedings    32
6.3Performance of Obligations    32
6.4Quantum Not a Special Purpose Entity    32

ARTICLE 7 OTHER COVENANTS OF THE PARTIES33
7.1Liabilities and Deposits    33
7.2Development of Project    34
7.4Conduct of Project Prior to Closing    36
7.5Access for Investigation    37
7.6Notices    37
7.7Confidentiality    38
7.8OPA Consent to Quantum Acquisition Transaction    38

ARTICLE 8 INDEMNIFICATION39
8.1Indemnification.    39
8.2Notice of Claim.    39
8.3Direct Claims.    39
8.4Third Party Claims    40
8.5Additional Rules and Procedures    41
8.6Indemnification Claims.    41
8.7Tax Status of Payments    41
8.8Exclusive Remedy    42
8.9Termination of Obligations    42
8.10Trustee and Agent    42

ARTICLE 9 ARBITRATION43
9.1Arbitration    43

(continued)
Page

ARTICLE 10 GENERAL44
10.1Submission to Jurisdiction    44
10.2Notices    44
10.3Public Notices    45
10.4Expenses    46
10.5Amendment    46
10.6Assignment    46
10.7Enurement    46
10.8Further Assurances    47
10.9Severability    47
10.10Execution and Delivery    47

PURCHASE AGREEMENT
THIS AGREEMENT is made as of the 24th day of May, 2013,
BETWEEN:
SIERRA NEVADA POWER (ONTARIO) LTD.
(“Purchaser”)
- and -
TROUT CREEK WIND POWER INC.
(“Vendor”)
- and -
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(“Quantum”)
- and -
SCHNEIDER POWER INC.
(“Schneider Power”)
- and -
SCHNEIDER POWER GENERATION INC.
(“SP Generation”)
WHEREAS Quantum is the registered and beneficial owner of all of the issued and outstanding shares in the capital of Schneider Power, Schneider Power is in turn the registered and beneficial owner of all of the issued and outstanding shares in the capital of SP Generation, and SP Generation is in turn the registered and beneficial owner of all of the issued and outstanding shares in the capital of the Vendor;
AND WHEREAS the Vendor is the owner of 100 common shares in the capital of Trout Creek Wind Energy (GP) Inc., a corporation governed by the laws of the Province of Ontario, (collectively, the “GP Shares”), being all the issued and outstanding shares in the capital of the said Trout Creek Wind Energy (GP) Inc. (the “General Partner”), and the Vendor will, upon the completion of the purchase and sale transactions in the Asset Purchase Agreement, be the owner of 273,371 limited partnership units (each a “Limited Partnership Unit” and more than one “Limited Partnership Units”) in Trout Creek Wind Energy LP, a limited partnership formed under the laws of the Province of Ontario (the “Project LP”), being all of the issued and outstanding limited partnership interests in the Project LP;
AND WHEREAS the General Partner and the Vendor have entered into a limited partnership agreement dated May 22, 2013 (the “Limited Partnership Agreement”) in respect of their respective interests in the Project LP;
AND WHEREAS the Project LP and the Vendor have entered into an asset purchase agreement dated May 24, 2013 (the “Asset Purchase Agreement”) whereby the Project LP has agreed to purchase from the Vendor the Project Assets, as that term is defined in the Asset Purchase Agreement;
AND WHEREAS the Vendor has delivered to, (i) HONI (as hereinafter defined) a $200,000 Connection Cost Deposit, plus $26,000 in GST/HST (the “HONI Deposit”) under the Connection Cost Agreement (as hereinafter defined), and (ii) the OPA (as hereinafter defined) a $200,000 deposit (the “FIT Deposit”) under the FIT Contract (as hereinafter defined);
AND WHEREAS the Vendor wishes to sell, and the Purchaser wishes to purchase, all of the GP Shares and the Project LP Interests on and subject to the terms and conditions of this Agreement.
THEREFORE, the Parties agree as follows:

Article 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions
Terms that are defined in this Agreement have the same meaning throughout this Agreement. For the purposes of this Agreement:
“Aboriginal Group” includes any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), First Nation, Aboriginal person or people, native person or people, indigenous person or people, Métis person or people and any Person representing, or purporting to represent, any of the foregoing.
“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the possession, directly or indirectly, of the power to direct the management and policies/business or affairs of a Person whether through the ownership of voting securities or otherwise provided that if two or more Persons possess equal power to direct the management and policies/business or affairs of a Person, each of such Persons shall be deemed to control such Person;
“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;
“Applicable Laws” means with respect to any Person, Purchased Asset, transaction, event, or matter, all laws, by-laws, rules, regulations, orders, judgments, decrees, decisions or other requirements having the force of law in each case of any Governmental Authority, relating to or applicable to such Person, Purchased Asset, transaction, event, or matter;
“Applicant of Record Status” means the status of Applicant of Record granted to the Vendor by the MNR by a letter dated March 7, 2011 from the MNR to the Vendor and in respect of the Lots 17-19, Concession 14, Township of Laurier, as amended, superseded or replaced;
“Application Date” has the meaning given in Section 3.1(ee);
“Arbitration Act” has the meaning given in Section 9.1;
“Asset Purchase Agreement” has the meaning given in the recitals hereto;
“Business Day” means any day, other than a Saturday or Sunday, on which the principal banks in Toronto, Ontario are open for commercial banking business during normal banking hours;

“Ciglen Easement Agreement” means the Wind Farm Easement Agreement, dated March 30, 2006, between Les Ann and Larry Ciglen and Schneider Power Inc., and as more particularly described under the heading “Easements” in Schedule 3.1(v)(i);
“Claims” includes claims, demands, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including incidental and consequential damages, loss of value, professional fees, including fees of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;
“Closing” means the completion of the sale to and purchase by the Purchaser of the GP Shares and 74.89% Project LP Interests, or the Vendor’s 25.1% Project LP Interests, as the case may be, under this Agreement;
“Closing Time” means, in respect of the First Closing Date, the Commercial Operation Closing Date, the Default Closing Date or any other day, as the case may be, 10 a.m. EST on the First Closing Date or the Commercial Operation Closing Date, the Default Closing Date or such other day, as the case may be;
“Commercial Operation” has the meaning set forth in Section 2.6(a) of the FIT Contract;
“Commercial Operation Closing Date” means the date that is 10 Business Days following the date on which the Project first achieves Commercial Operation;
“Commercial Operation Date” means the date on which the Project achieves Commercial Operation;
“Connection Cost Agreement” means the Connection Cost Agreement executed by HONI on June 24, 2011 between the Vendor and HONI with respect to the Project, as amended, superseded or replaced;
“Contract Date” means April 30, 2010, being the Contract Date for the purposes of the FIT Contract;
“Contracts” means contracts, licences, leases, agreements, commitments, entitlements or engagements and includes applications, quotations, orders or tenders for any contract, licence, lease, agreement or right which remain open for acceptance and all warranties, guarantees, undertakings, assurances, indemnities and similar rights (express or implied), but expressly excludes the Real Property Agreements;
“Default” means in respect of a Contract, Real Property Agreement, Governmental Authorization or instrument, a breach or default under the Contract, Real Property Agreement, Governmental Authorization or instrument or the existence of a condition, event or act which, with the giving of notice or the lapse of time or both, would constitute a breach or default under the Contract, Real Property Agreement, Governmental Authorization or instrument;
“Default Date” means the date on which a Supplier Event of Default under the FIT Contract has occurred, or such other date as the Vendor and the Purchaser may agree in writing;
“Default Closing Date” has the meaning given in Section 2.6(a) or Section 2.6(b), as the case may be;
“Deposit” has the meaning given in Section 2.3;
“Direct Claim” has the meaning given in Section 8.2;
“Dispute” has the meaning given in Section 9.1;
“Douglas Easement Agreement” means the Wind Farm Easement Agreement, dated May 2, 2006, between Dawn Elizabeth Douglas and Vendor, and as more particularly described under the heading “Easements” in Schedule 3.1(v)(i);
“Easement Agreements” means the Ciglen Easement Agreement, the Douglas Easement Agreement, and all other easement agreements between the Vendor, or any predecessor in interest, and a Property Owner granting rights in any Project Real Property for the purpose of the installation and maintenance of infrastructure and equipment in connection with the operation of the Project;
“Economic Interest” has the meaning given in the FIT Contract;
“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant, restriction, development or similar agreement, easement, right-of-way, title defect, option or adverse claim or other encumbrance of any kind or character whatsoever;
“Environmental Laws” means any federal, provincial, municipal or local statute, law (including common and civil law), regulation or other requirement, or any judgment, order, injunction, decision, direction, determination, award, regulatory policy, practice, ruling, interpretation, guideline or directive issued by any Canadian Governmental Authority or any permit (in each case whether or not having the force of law) relating to the protection of the environment or natural resources, the handling, transportation, Release of, or exposure to, Hazardous Substances, or any other health and safety matter;
“Environmental Reports” means all environmental reports listed in Schedule 1.1A.
“Equipment” means the MET Tower and related equipment listed in Schedule 3.1(r);
“ETA” means the Excise Tax Act (Canada);

“First Closing Date” means the day that is five Business Days following the date the last of (i) the conditions precedent in favour of the Purchaser set forth in Sections 4.4(a) through to (c) and Sections 4.8, 4.9 and 4.10 have been satisfied or waived by the Purchaser, or such other date as may be agreed in writing by the Vendor and Purchaser;
“FIT Contract” means the Feed In Tariff (FIT) Contract ID# F-000655-WIN-130-601 dated April 30, 2010 between the Vendor and the OPA with respect to the Project, including the contract cover page, general terms and conditions, any applicable special terms and conditions, standard definitions, and any exhibits thereto, as amended by a FIT Amending Agreement re: Extension of Milestone Date for Commercial Operation for Non-CAE Projects dated April 18, 2011 and countersigned by Vendor on May 26, 2011 , as amended, superseded or replaced;
“FIT Deposit” has the meaning given in the recitals hereto;
“FIT Rules” means the rules governing a FIT Program as they may be amended in accordance with their terms, from time to time;
“FIT Program” means the Renewable Energy Feed-In Tariff Program established by the OPA on October 1, 2009, as amended, restated or replaced from time to time;
“General Partner” has the meaning given in the recitals hereto;
“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity:

(a)	having jurisdiction on behalf of any nation, province, state or other geographic or political subdivision thereof; or

(b)	exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;
“Governmental Authorizations” means authorizations, approvals (including any environmental approvals), orders, certificates, consents, directives, notices, licences, permits, variances, registrations or similar rights issued to, or applied for by or from any Governmental Authority including all interconnection applications and queue positions, rights and entitlements acquired from any Governmental Authority, and all applications, requests and agreements relating to any of the foregoing;
“GP Shares” has the meaning given in the recitals hereto;
“GST/HST” means goods and services tax or harmonized sales tax payable pursuant to Part IX of the ETA, or any other statute in any other jurisdiction of Canada, as such statutes may be amended, modified or replaced from time to time, including any successor statute;

“Hazardous Substances” means any substance, waste, contaminant or material that is listed, defined, designated, classified or regulated as hazardous, radioactive or toxic, or as a pollutant or contaminant by a Governmental Authority or pursuant to any Applicable Laws;
“HONI” means Hydro One Networks Inc., and its successors;
“HONI Deposit” has the meaning given in the recitals hereto;
“Indemnified Party” means the Purchaser Indemnified Persons or the Vendor Indemnified Persons, as applicable, having a right to be indemnified under Article 8;
“Indemnitor” means either the Vendor and Quantum, on the one hand, or the Purchaser, on the other, and as applicable, having an obligation to indemnify an Indemnified Party under Article 8;
“ITA” means the Income Tax Act (Canada);
“Leases” means all leases or easement agreements entered into by the Vendor, as tenant or grantee, and any Property Owner, as landlord or grantor, granting rights in any Project Real Property for the use and occupation of such Project Real Property for the purpose of installation and maintenance of infrastructure and equipment in connection with the operation of the Project;
“Liabilities” means any damages, fines, penalties, deficiencies, losses or other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), and “Liability” means any one of them;
“Lien” means any mortgage, lien, claim, pledge, option, charge, easement, security interest, community property interest, condition, equitable interest, right of first refusal, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties or restriction of any kind, including any restriction on voting, transfer, receipt of income, or exercise of any other attribute of ownership, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof;
“Limited Partnership Agreement” has the meaning given in the recitals hereto;
“Limited Partnership Unit” and “Limited Partnership Units” have the meanings given in the recitals hereto;
“Loss” means, in respect of an Indemnified Party, the amount of (a) any out-of-pocket loss, cost, expense, damage or Liability, including interest, fines, reasonable legal and accounting fees and expenses, reduced by (b) any amounts received by the Indemnified Party as a result of any recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person in connection with the circumstances giving rise to such out-of-pocket loss, cost, expense, damage or Liability, including interest, fines, reasonable legal and accounting fees and expenses;
“MET Tower” means the meteorological tower described in and located at the location set forth in Schedule 3.1(r);
“Milestone Date for Commercial Operation” has the meaning given in the FIT Contract, being October 27, 2013 as at the date of this Agreement;
“MNR” means the Ministry of Natural Resources of the government of the Province of Ontario, and its successors;
“Notice” has the meaning given in Section 10.2;
“Notice to Proceed” means the Notice to Proceed issued to the Supplier, as that term is defined in the FIT Contract, pursuant to the FIT Contract;
“Notice to Proceed Date” means the date that is 10 Business Days following the later of:

(a)	the date on which a Notice to Proceed is issued by the OPA, and

(b)	the date on which the Project LP has accepted binding commitments from one or more third party lenders to loan the Project Loan to the Project LP;
“OPA” means the Ontario Power Authority, and its successors;
“OPA Approval” has the meaning given in Section 3.1(d).
“Option Agreements” means all option agreements between the Vendor, or any predecessor in interest, and a Property Owner to enter into a lease or easement granting rights in any Project Real Property for the purpose of the installation and maintenance of infrastructure and equipment in connection with the operation of the Project;
“Parties” means, collectively, the Vendor, Quantum, Schneider Power, SP Generation, and the Purchaser, and “Party” means any one of them;
“Permitted Encumbrances” means the Encumbrances listed in Schedule 1.1B;
“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Authority and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;
“Project” means 10 megawatt wind powered electricity generation project known as the Trout Creek Wind Farm in the Province of Ontario under development by the Vendor in and on the Project Real Property, and as contemplated in the FIT Contract;

“Project Assets” means those assets which are the “Purchased Assets” for the purposes of the Asset Purchase Agreement;
“Project Information” means all wind data, wind data assessments, wind models, reports and other work product with respect to the Project or the Project Assets, including all feasibility studies, First Nation consultation results, system impact studies, facility studies, environmental, archaeological, and endangered species studies and works in progress, wind modeling, environmental data and studies, surveys, soil reports, subsurface investigations, records, legal descriptions and information and other work product which respect to the Project or the Project Assets, whether in hard copy or stored on computer related or other electronic media and all intellectual property rights which the Vendor or any of its Affiliates may have therein;
“Project Loan” means the loan to be borrowed by the Project LP from one or more third party lenders in the amount of the difference between the aggregate amount of all actual and projected Project development and construction costs and expenses minus the said costs and expenses which are not otherwise being funded with the equity and/or debt being provided to the Project LP by or by virtue of the Purchaser;
“Project LP” has the meaning given in the recitals hereto;
“Project LP Interests” has the meaning given in Section 3.1(g) hereto;
“Project Map” means the map of the Project Real Property attached as Schedule 1.1C;
“Project Real Property” means the real property described in Schedule 1.1D;
“Property Owners” means the owners of the Project Real Property;
“Purchaser” means Sierra Nevada Power (Ontario) Ltd., a corporation governed by the laws of the Province of Ontario;
“Purchaser Indemnified Persons” has the meaning given in Section 8.1(a);
“Purchaser Option Notice” has the meaning given in Section 2.6(a);
“Purchaser's Knowledge” means the actual knowledge of the Purchaser after making such inquiries as reasonable in the circumstances;
“Quantum” means Quantum Fuel Systems Technologies Worldwide, Inc., a corporation governed by the laws of the State of Delaware, and its successors and permitted assigns;
“Quantum Acquisition” means (i) the acquisition by Quantum, through its wholly-owned subsidiary 2224784 Ontario Inc., of all of the issued and outstanding common shares of Schneider Power by way of a plan of arrangement pursuant to an arrangement agreement dated as of November 24, 2009 among Quantum, 2224784 Ontario Inc. and Schneider Power, and (ii) the subsequent amalgamation of 2224784 Ontario Inc. with and into Schneider

Power on April 16, 2010, with Schneider Power continuing as the surviving corporation and a wholly-owned subsidiary of Quantum.
“Real Property Agreements” means, collectively, (i) the Option Agreements, (ii) the Leases, (iii) the Easement Agreements, (iv) the Applicant of Record Status, and (v) any other licences, permits, occupancy agreements, encroachment agreements, easements and declarations entered into by the Vendor, pursuant to which the Vendor has a right to access, develop, use or occupy all or any portion of the Project Real Property and restrictive covenants whereby the Vendor may prevent others from developing or constructing improvements which may adversely affect the Project;
“Release” means any release, spill, pouring, emitting, emptying, discharging, depositing, disposing, dumping, migrating, seeping, traveling or permitting to escape into any part of the environment (including any land (whether improved or not), surface or ground water or air) and “Release”, when used as a verb, means to release, spill, pour, emit, empty, discharge, deposit, dispose, dump, migrate, seep, travel or permit to escape into any part of the environment;
“Scheduled Authorizations” has the meaning given in Section 3.1(s);
“Schneider Power” means Schneider Power Inc., a corporation governed by the laws of the Province of Ontario, and its successors and permitted assigns;
“74.89% Project LP Interest Purchase Price” has the meaning given in Section 2.2;
“74.89% Project LP Interests” has the meaning given in Section 2.2;
“SP Generation” means Schneider Power Generation Inc., a corporation governed by the laws of the Province of Ontario, and its successors and permitted assigns;
“Special Purpose Entity” has the meaning given in the FIT Contract;
“Tax” or “Taxes” means all federal, state, local or foreign and other income, profits, capital, gross receipts, windfall profits, occupational, severance, property, production, sales, use, license, excise, franchise, employment, unemployment insurance, social security, disability, workers’ compensation, withholding, transfer, payroll, goods and services, real and personal property ad valorem, occupancy, stamp, transfer, value-added or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority; and any liability for the payment of amounts with respect to payment of a type described in the preceding clause, including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement;
“Third Party Claim” has the meaning given in Section 8.2;

“25.1% Project LP Interest Purchase Price” has the meaning given in Section 2.5(a);
“25.1% Project LP Interests” has the meaning given in Section 2.5(a);
“Vendor” means Trout Creek Wind Power Inc., a corporation governed by the laws of the Province of Ontario;
“Vendor Indemnified Persons” has the meaning given to it in Section 8.1(b);
“Vendor Option Notice” has the meaning given in Section 2.6(b);
“Vendor Shareholders” means collectively, Quantum, Schneider Power and SP Generation.
“Vendor’s Knowledge” means the actual knowledge of Thomas Schneider and Wayne Curtis after making such inquiries as reasonable in the circumstances, and the actual knowledge of Chandru Sharoff (Director of Finance of Quantum) without having made any inquiries;
“Vendor’s Qualified Knowledge” means the actual knowledge of Thomas Schneider, Wayne Curtis, and Chandru Sharoff (Director of Finance of Quantum) without having made any inquiries;
“Wind Data” means the wind data collected by the Met Towers; and
“Wind Data Reports” means the wind data reports listed in Schedule 1.1E.

1.2	Certain Rules of Interpretation
In this Agreement:

(a)	Currency – Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

(b)
Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the law of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(c)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e)
No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)
Time – Time is of the essence in the performance of the Parties’ respective obligations. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3	Entire Agreement
This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including the letter of intent dated March, 2013 between the Vendor and the Purchaser. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

1.4	Schedules and Exhibits
The schedules and exhibits to this Agreement, as listed below, are an integral part of this Agreement:

Schedule/Exhibit	Title
Schedule 1.1A	Environmental Reports
Schedule 1.1B	Permitted Encumbrances
Schedule 1.1C	Project Map
Schedule 1.1D	Description of Project Real Property
Schedule 1.1E	Wind Data Reports
Schedule 3.1(i)	Financial Statements
Schedule 3.1(r)	Equipment
Schedule 3.1(s)	Scheduled Authorizations
Schedule 3.1(u)	Project Information
Schedule 3.1(v)(i)	Real Property Agreements
Schedule 3.1(v)(ii)	Prior Ranking Real Property Liens
Schedule 3.1(w)	Insurance
Schedule 3.1(y)	Contracts
Any information disclosed on the above schedules to this Agreement in respect of any Section of this Agreement will be deemed disclosed with respect to such other Sections of this Agreement to which such information, on its face, would pertain in light of the form and substance of the disclosure made.
Article 2
PURCHASE AND SALE

2.1	Purchase and Sale of GP Shares
Subject to the terms and conditions hereof, the Vendor hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor, at the Closing Time on the First Closing Date, the GP Shares, and for an aggregate purchase price of $10.00, payable to the Vendor at the Closing Time on the First Closing Date.

2.2	Purchase and Sale of 74.89% of Project LP Interests
Subject to the terms and conditions hereof, the Vendor hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor, at the Closing Time on the First Closing Date, 204,728 Limited Partnership Units of the Project LP (collectively, the “74.89% Project LP Interests”), and for an aggregate purchase price equal to the sum of $381,250 (“74.89% Project LP Interest Purchase Price”).

2.3	Deposit
On May 9, 2013, the Purchaser delivered a deposit of $50,000 to be held by the Vendor’s solicitors (the “Deposit”) in accordance with the terms of an escrow agreement among the Parties and the Vendor’s solicitors in respect of the Deposit in a form reasonably acceptable to the Vendor’s solicitors. If the completion of the purchase and sale by the Vendor to the Purchaser of the Vendor’s 74.89% Project LP Interests does not occur on the First Closing Date for any reason other than the non-fulfillment of all or any of the Vendor’s conditions set out in Article 6 in respect of the sale by the Vendor to the Purchaser of the Vendor’s 74.89% Project LP Interests (which conditions have not been waived by the Vendor), then the Deposit shall be immediately returned to the Purchaser. If the completion of the purchase and sale by the Vendor to the Purchaser of the Vendor’s 74.89% Project LP Interests does not occur on the First Closing Date as a result of the non-fulfillment of all or any of the Vendor’s conditions set out in Article 6 in respect of the sale by the Vendor to the Purchaser of the Vendor’s 74.89% Project LP Interests (which conditions have not been waived by the Vendor), then the Deposit shall be immediately paid to the Vendor as liquidated damages and not as a penalty. If the completion of the purchase and sale by the Vendor to the Purchaser of the Vendor’s 74.89% Project LP Interests occurs on the First Closing Date then the Deposit shall be paid to the Vendor in part satisfaction of the 74.89% Project LP Interest Purchase Price as hereinafter set out.

2.4	Payment of First Closing Payment
The 74.89% Project LP Interest Purchase Price shall be paid and satisfied by the Purchaser, (i) as to $50,000 by the delivery of the Deposit to the Vendor at the Closing Time on the First Closing Date, and (ii) as to the balance, or $331,250, by the Payment by the Purchaser to the Vendor of the

said amount at the Closing Time on the First Closing Date and by bank draft, certified cheque or wire transfer of immediately available funds.

2.5	Purchase and Sale of 25.1% of Project LP Interests – Project Achieves Commercial Operation on or Prior to the Default Date

(a)
Subject to the terms and conditions hereof, if and only if the Project achieves Commercial Operation prior to the Default Date, the Vendor hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor, at the Closing Time on the Commercial Operation Closing Date, 68,643 Limited Partnership Units of the Project LP (collectively, the “25.1% Project LP Interests”), and for an aggregate purchase price equal to $1,143,750 (the “25.1% Project LP Interest Purchase Price”);

(b)
In the purchase by the Purchaser of the Vendor’s 25.1% Project LP interest pursuant to Section 2.5(a), the 25.1% Project LP Interest Purchase Price shall be paid and satisfied by the Purchaser by wire transfer of immediately available funds to the Vendor at the Closing Time on the Commercial Operation Closing Date.

2.6	Purchase and Sale of 25.1% Project LP Interests – Project Does Not Achieve Commercial Operation on or Prior to the Default Date

(a)
Notwithstanding Section 2.5 but subject to the terms and conditions hereof except Section 2.5, if the Project does not achieve Commercial Operation prior to the Default Date and Sierra Nevada Power (Ontario) Ltd. (the original Purchaser named in this Agreement) shall have previously assigned this Agreement to a Person in accordance with Section 10.6 and the Purchaser is not otherwise in material default of its obligations under this Agreement, then the Purchaser shall have the option, upon written notice delivered to the Vendor not more than 45 days after the Default Date (the “Purchaser Option Notice”), to purchase from the Vendor the Vendor’s 25.1% Project LP Interests at the Closing Time on the day which is 5 Business Days after the delivery by the Purchaser to the Vendor of the Purchaser Option Notice and for an aggregate purchase price equal to the product of $1,143,750 multiplied by a fraction, the numerator of which is the per-kWh price for a 20-year fixed price power purchase agreement with a creditworthy entity available to the Project on the Default Date (for more certainty including the FIT Contract), if any (and which shall be $0 if none exists), and as confirmed by a qualified, independent third party expert in the Ontario electricity, finance and operation sector reasonably acceptable to both the Vendor and the Purchaser, and the denominator of which is the per-kWh Contract Price under the FIT Contract, which fraction shall be no more than one.  If the Purchaser delivers to the Vendor a Purchaser Option Notice within the said time required therefor, the Vendor shall sell to the Purchaser and the Purchaser shall purchase from the Vendor the Vendor’s 25.1% Project LP Interests for a purchase price as described above and at the Closing Time on the day which is 5 Business Days after the delivery by the Purchaser to the Vendor of the Purchaser Option Notice (the “Default Closing Date”).

(b)
Notwithstanding Section 2.5 but subject to the terms and conditions hereof except Section 2.5, if the Project does not achieve Commercial Operation prior to the Default Date and the Vendor is not otherwise in material default of its obligations under this Agreement, then the Vendor shall have the option, upon written notice delivered to the Purchaser not more than 45 days after the Default Date (the “Vendor Option Notice”), to require the Purchaser to purchase from the Vendor the Vendor’s 25.1% Project LP Interests at the Closing Time on the day which is 5 Business Days after the delivery by the Vendor to the Purchaser of the Vendor Option Notice and for an aggregate purchase price equal to the product of $1,143,750 multiplied by a fraction, the numerator of which is the per-kWh price for a 20-year fixed price power purchase agreement with a creditworthy entity available to the Project on the Default Date (for more certainty including the FIT Contract), if any (and which shall be $0 if none exists), and as confirmed by a qualified, independent third party expert in the Ontario electricity, finance and operation sector reasonably acceptable to both the Vendor and the Purchaser, and the denominator of which is the per-kWh Contract Price under the FIT Contract, which fraction shall be no more than one.  If the Vendor delivers to the Purchaser a Vendor Option Notice within the said time required therefor, the Purchaser shall purchase from the Vendor and the Vendor shall sell to the Purchaser the Vendor’s 25.1% Project LP Interests for a purchase price as described above and at the Closing Time on the day which is 5 Business Days after the delivery by the Vendor to the Purchaser of the Vendor Option Notice (the “Default Closing Date”).

(c)
In the purchase by the Purchaser of the Vendor’s 25.1% Project LP Interests pursuant to Section 2.6(a) or 2.6(b), the 25.1% Project LP Interest Purchase Price shall be paid and satisfied by the Purchaser by wire transfer of immediately available funds to the Vendor at the Closing Time on the Default Closing Date.

2.7	Idem
For more certainty, the Vendor shall have no obligation to sell and the Purchaser shall have no obligation to purchase the Vendor’s 25.1% Project LP Interests if the Project does not achieve Commercial Operation prior to the Default Date or the Purchaser or the Vendor does not exercise its option under Section 2.6 to purchase or to require the Purchaser to purchase the Vendor’s 25.1% Project LP Interests.
Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Vendor and Quantum
Each of the Vendor and Quantum jointly and severally represent and warrant to the Purchaser the matters set out below:

(a)
Status of Vendor - the Vendor is a corporation incorporated and subsisting under the Province of Ontario. The Vendor is registered and otherwise duly qualified to carry on business in Ontario and has the power and capacity to own and dispose of the GP Shares and the Project LP Interests, to enter into this Agreement and to carry out its terms. The Vendor is not a consumer as defined in the Consumer Protection Act, 2002;

(b)
Due Authorization and Enforceability - the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action by each of the Vendor, SP Generation, Schneider Power and Quantum and this Agreement constitutes a valid and binding obligation of each of the Vendor, SP Generation, Schneider Power and Quantum enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general equitable principles;

(c)
No Violations; Consents – subject to obtaining the OPA Approval, the execution, delivery and performance by each of the Vendor, SP Generation, Schneider Power, and Quantum of this Agreement does not and will not (i) if a corporation, contravene, breach or result in any Default under its articles, by-laws, constating documents or other organizational documents, (ii) violate or be in conflict with, or constitute a Default under any Contract or Real Property Agreement to which it is a party or by which any of its properties or assets are or may be bound and which in any case, would materially and adversely affect its ability to perform its obligations under this Agreement, or (iii) violate or be in conflict with, or constitute a Default under any judgement, decree, order or award of any Governmental Authority having jurisdiction over it, and which in any case, would materially and adversely affect its ability to perform its obligations under this Agreement, (iv) violate or be in conflict with, or constitute a Default under any Governmental Authorization issued to it or relating to the GP Shares of the LP Interests, the Project LP or the Projects LP’s assets and which in any case, would materially and adversely affect its ability to perform its obligations under this Agreement, (v) violate any Applicable Laws except to the extent that such violation could not reasonably be expected to limit in any material manner its ability to perform its obligations under this Agreement or the ability of the Purchaser to develop the Project to Commercial Operation, or (vi) result in the creation or imposition of any Encumbrance on any of the GP Shares or the LP Interests;

(d)
Absence of Approvals or Consents - no approval, order, consent of, or filing with, any Governmental Authority or Person is required on the part of the Vendor, SP Generation, Schneider Power, or Quantum in connection with the execution, delivery and performance of this Agreement or the performance of the Vendor’s, SP Generation’s, Schneider Power’s, or Quantum’s obligations under this Agreement, other than the requirement under subparagraph 15.6(b)(iii) of the FIT Contract to provide notice to the OPA of the change of Control (as that term is defined in the FIT Contract) of the Project LP contemplated in this Agreement or any other requirement to give notice to or obtain the consent of the OPA to the change of

Control of the Project LP contemplated in this Agreement to occur on the First Closing Date (the “OPA Approval”);

(e)
Authorized Issued Capital of Vendor – Quantum is the registered and beneficial owner of all of the issued and outstanding shares in the capital of Schneider Power. Schneider Power is in turn the registered and beneficial owner of all of the issued and outstanding shares in the capital of SP Generation. SP Generation is in turn the registered and beneficial owner of all of the issued and outstanding shares in the capital of the Vendor;

(f)
Authorized and Issued Capital of General Partner - the authorized capital of the General Partner consists of an unlimited number of common shares, of which there are 100 common shares, and no other shares, issued and outstanding. All of the said 100 common shares in the capital of the General Partner are owned by the Vendor as the registered and beneficial owner, with good title, free and clear of all Liens, other than the restrictions on transfer contained in the articles of the General Partner. All of the said 100 common shares in the capital of the General Partner have been validly issued and are outstanding as fully paid and non-assessable securities in the capital of the General Partner;

(g)
Authorized and Issued Capital of Project LP - there are 1,000 Limited Partnership Units (collectively, the “Project LP Interests”) and one General Partner Unit, as those terms are defined in the Limited Partnership Agreement, and no other limited partnership or general partner interests, issued and outstanding in the Project LP, and there will, upon the completion of the transactions contemplated in the Asset Purchase Agreement, be 273,371 Project LP Interests and no other limited partnership interests, issued and outstanding in the Project LP. All of the said Project LP Interests are or will, upon the completion of the transactions contemplated in the Asset Purchase Agreement, be owned by the Vendor as the registered and beneficial owner, with good title, free and clear of all Liens, other than the restrictions on transfer contained in the Limited Partnership Agreement of the Project LP. All of the said Project LP Interests have been or will, upon the completion of the transactions contemplated in the Asset Purchase Agreement, be validly allotted and issued and are or will, upon the completion of the transactions contemplated in the Asset Purchase Agreement, be outstanding as fully paid and non-assessable limited partnership interests in the Project LP;

(h)
No Agreements – none of the GP Shares nor any of the Project LP Interests are subject to any shareholder agreement, any limited partnership agreement (other than the Limited Partnership Agreement), any voting trust, any voting agreement, any pooling agreement, or any similar agreement and in respect of the ownership or voting of any of the GP Shares or Project LP Interests;

(i)
Financial Statements - the Vendor’s unaudited financial statements for the year ended December 31, 2012 (the “Financial Statements”) attached hereto as Schedule 3.1(i), fairly and accurately present all of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the Vendor at the date of the Financial Statements;

(j)
Taxes - the Vendor has duly filed on a timely basis all Tax returns required to be filed by it and has paid all Taxes that are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. The Vendor has made adequate provision for Taxes payable in respect of the Project for the current period and any previous period for which Tax returns are not yet required to be filed. There are no actions, suits, proceedings, investigations or claims pending or, to the Vendor’s Knowledge, threatened against the Vendor in respect of Taxes, nor are any material matters under discussion with any Governmental Authority relating to Taxes asserted by any such Governmental Authority. The Vendor has withheld from each payment made to any of its past or present employees, officers or directors, and to any non‑resident of Canada, the amount of all Taxes required to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under any Applicable Laws. The Vendor has remitted to the appropriate Governmental Authority, when required by law to do so, all amounts collected by it on account of GST/HST;

(k)
Litigation - there are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the Vendor’s Knowledge, pending or threatened against or relating to the Vendor, the Vendor Shareholders, the Project or the Project Assets before any Governmental Authority, which, if determined adversely to the Vendor, SP Generation, Schneider Power, or Quantum, would,

(i)	enjoin, restrict or prohibit the sale by the Vendor of all or any part of the GP Shares or the Project LP Interests as contemplated by this Agreement; or

(ii)	delay, restrict or prevent the Vendor, SP Generation, Schneider Power, or Quantum from fulfilling any of its obligations set out in this Agreement or arising from this Agreement, and to the Vendor’s Knowledge there is no existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success;

(l)
No Insolvency – each of the Vendor, SP Generation, Schneider Power, and Quantum is not insolvent and has not committed any act of bankruptcy, proposed any compromise or arrangement or taken any proceedings with respect thereto and no encumbrancer or receiver has taken possession of any of its property nor is any of the foregoing pending nor has any of the foregoing been threatened in writing;

(m)	Compliance with Laws – the Vendor has at all times conducted and is currently conducting its business and affairs in compliance in all material respects with all Applicable Laws;

(n)
No Other Rights to Purchase and Sale – except as expressly set out in this Agreement, no Person has any written or oral agreement, option, right or other interest, or any right or interest capable of becoming such, for the purchase, transfer, assignment, pledge, charge, mortgage, or other disposition or encumbrance of any of the GP Shares or the Project LP Interests or any interest therein;

(o)
Absence of Undisclosed Liabilities - the Vendor has not incurred any Liabilities or obligations (whether accrued, absolute, contingent or otherwise) which continue to be outstanding and which will become Liabilities of the Purchaser as a consequence of the completion of the purchase and sale of the GP Shares or the Project LP Interests contemplated hereby, whether by operation of law or otherwise, other than those disclosed on the Financial Statements;

(p)
Title - the Project LP is the sole legal and beneficial owner of the Project Assets with good and marketable title thereto, free and clear of any Encumbrance whatsoever (other than, in the case of the Project Real Property only, any Permitted Encumbrances) and is exclusively entitled to possess and dispose of same. No Person has any option or other right to acquire any of the Project Assets;

(q)
No Other Rights to Purchase and Sale (Project Assets) – except as expressly set out in this Agreement, no Person has any written or oral agreement, option, right or other interest, or any right or interest capable of becoming such, for the purchase, transfer, assignment, pledge, charge, mortgage, or other disposition or encumbrance of the Project Assets or any interest therein;

(r)
Equipment – the Equipment is all of the equipment used or acquired for use by the Project LP, including meteorological equipment, towers, anemometers, other instruments, communications devices and power supply equipment. The Equipment is located at the address listed in Schedule 3.1(r) and the Vendor has provided to the Purchaser complete copies of the maintenance records relating to the Equipment;

(s)
Governmental Authorizations – there are no Governmental Authorizations held by or on behalf of the Project LP with respect to the Project or the Project Assets other than those listed in Schedule 3.1(s) (the “Scheduled Authorizations”). The Vendor has provided the Purchaser with correct and complete copies of, or access to, all such Scheduled Authorizations. All of such Scheduled Authorizations are in full force and effect, and the Project LP is not in breach of or in Default under, and no event has occurred and is continuing that would constitute a breach of or Default under any such Scheduled Authorizations. No proceedings are pending or, to the Vendor’s Qualified Knowledge, threatened, that would result in the revocation, termination, material modification or failure to renew any such Scheduled Authorizations;

(t)
Litigation – there are no Claims, actions, proceedings or investigations (whether or not purportedly on behalf of the Vendor, SP Generation, Schneider Power, or Quantum) pending or to the Vendor’s Knowledge threatened, against, relating to or affecting the Project Assets, or that would interfere with the use and enjoyment of all or any part of the Project Assets or that could have a material adverse effect on the Project Assets or which could affect the Project LP’s right to own, occupy and operate the Project Assets, and to the Vendor’s Knowledge there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. To the Vendor’s Qualified Knowledge, there are no Claims, actions, proceedings or investigations (whether or not purportedly on behalf of the Vendor, the Project LP, SP Generation, Schneider Power, or Quantum) pending or threatened, against, relating to or affecting the Project LP, or that could have a material adverse effect on the Project LP, and to the Vendor’s Qualified Knowledge there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(u)
Project Information - all Project Information relating to the Project in the possession or under the control of the Project LP is listed in Schedule 3.1(u) and has been disclosed and delivered to the Purchaser;

(v)	Real Property

(i)
All of the Real Property Agreements are listed and described in Schedule 3.1(v)(i), and are all of the agreements, licences, permits, occupancy agreements, encroachment agreements, easements and declarations and all amendments or supplements thereto, between the Project LP and other Persons, pursuant to which the Project LP has any rights with respect to the Project Real Property. There are no outstanding Defaults (or events which would constitute a Default with the passage of time or giving of notice or both) under the Real Property Agreements on the part of the Project LP or, to the Vendor’s Knowledge, on the part of any other party to the Real Property Agreements. Current and complete copies of the Real Property Agreements have been delivered to the Purchaser, and neither the Vendor nor the Project LP, nor anyone on its or their behalf, is engaged in any current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Real Property Agreements;

(ii)
The Real Property Agreements grant the Project LP the necessary land use rights for the construction, operation and maintenance of the Project as currently contemplated on the Project Real Property. The Project Real Property is all of the real property necessary for the construction, operation and maintenance of the Project as currently contemplated on the Project Real Property. The Project LP has complied with all of its obligations under the Real Property Agreements. All covenants or restrictions, if any, to which any Project Real Property described in the Real Property Agreements is subject have not been breached in any material respect by the entering into, registration or existence of the Real Property Agreements, and neither the Vendor nor, to the Vendor’s Qualified Knowledge, the Project LP has received any notice of violation (or claimed violation) thereof. To the Vendor’s Knowledge, there are no current or proposed expropriation or condemnation proceedings or exercises of rights of eminent domain with respect to any Project Real Property. Except as set out in Schedule 3.1(v)(ii), there are no registered Liens, or to the Vendor’s Knowledge, any other Liens, in respect of the Project Real Property ranking in priority to the Real Property Agreements;

(iii)
Each Real Property Agreement has been entered into with the Property Owner which was then disclosed as the registered owner of the applicable Project Real Property in the records of the applicable land registry office;

(iv)	Each Real Property Agreement creates a valid real property interest in the Project Real Property to which it relates;

(v)
Each Real Property Agreement is in full force and effect in all respects, is unamended, and no Default has occurred thereunder which is outstanding or which would prevent the exercise of any options, rights of renewal or extensions contained therein;

(vi)
Without limiting the foregoing, each Real Property Agreement is a legal, valid and binding agreement and is enforceable by the Project LP against the Property Owner which is a party to the Real Property Agreement in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and subject to the application of general equitable principles and that the availability of specific performance is in the discretion of a court of competent jurisdiction;

(vii)
A notice in prescribed form for each Real Property Agreement has been registered in the applicable land registry office against the title to the applicable Project Real Property and is sufficient to give subsequent purchasers for value and encumbrancers of interests in the Project Real Property effective notice of the Real Property Agreement and the rights of the Project LP thereunder, and all applicable land transfer taxes payable by the Project LP, if any, have been paid; and

(viii)	Each parcel of the Project Real Property has legal access to a public highway;

(w)
Insurance – Schedule 3.1(w) sets out all of the insurance policies which are maintained by or for the benefit of the Project LP. True and correct copies of all such insurance policies have been made available to the Purchaser. The Project LP is not in Default under the terms of those insurance policies. There are no claims or potential claims, and no claims have been made, by any Person under any policies of insurance maintained by the Project LP, other than claims submitted by the Project LP and paid out by the insurer within ninety (90) days of such submission;

(x)
No Expropriation - no part of the Project Assets has been taken or expropriated by any Governmental Authority, nor has any notice or proceeding in respect thereof been given or commenced, nor to the Vendor’s Knowledge is there any intent or proposal to give any such notice or commence any such proceedings.

(y)
Contracts - except as set forth on Schedule 3.1(y), the Project LP is not a party to any Contract, with the exception of the FIT Contract, the Connection Cost Agreement, the Scheduled Authorizations and the Limited Partnership Agreement. The Vendor has provided the Purchaser with accurate and complete copies of, or access to, the FIT Contract and the Connection Cost Agreement. Subject to the OPA Approval, each of the FIT Contract and the Connection Cost Agreement is valid, binding and in full force and effect in all respects and enforceable by the Project LP in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and subject to the application of general equitable principles and that the availability of specific performance is in the discretion of a court of competent jurisdiction. Subject to the OPA Approval, the Project LP is not in Default under, or otherwise in violation of the terms of, any of the FIT Contract and the Connection Cost Agreement and all such Contracts are in good standing and in full force and effect without amendment thereto and the Project LP is entitled to all benefits thereunder. To the Vendor’s Qualified Knowledge, no other party to any of the FIT Contract and the Connection Cost Agreement is in Default thereunder or otherwise in violation of the terms thereof;

(z)
Environmental Reports – to the Vendor’s Knowledge there are no environmental diligence reports, environmental impact assessments, or any other environmental reports including consultant reports and other materials relating to the Project (including the Project Real Property) other than the environmental reports listed in Schedule 1.1A, a complete copy of each of which has been delivered to the Purchaser;

(aa)	Wind Data Reports - there is no other raw wind data reports or wind data collected from the Met Towers other than the Wind Data Reports and the raw wind data listed in Schedule 1.1E;

(bb)	Environmental Liability and Hazardous Substances –

(i)
neither the Vendor nor, to the Vendor’s Qualified Knowledge, the Project LP has received any notice that the Project Real Property or the Project Assets are or have been used in non-compliance with Environmental Laws and, to the Vendor’s Knowledge, since October 1, 2006 no event has occurred that would result in such non-compliance with Environmental Laws;

(ii)
neither the Vendor nor the Project LP has used or permitted to be used, except in compliance with all Environmental Laws, the Project Real Property to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

(iii)
in each case to the to the Vendor’s Knowledge, since October 1, 2006 no Hazardous Substance is or has been present, at, on, in, under or near the Project Real Property exceeding levels permitted under Environmental Laws, nor is any Hazardous Substance being, nor has any Hazardous Substance been, Released at, on, in, under or near the Project Real Property exceeding levels permitted under Environmental Laws, and, since October 1, 2006 no part of the Project Real Property has been or is being used as a landfill or waste site;

(iv)
to the Vendor’s Knowledge there are no licences, permits, approvals, consents, certificates, registrations or other authorizations under Environmental Laws required in respect of the operation of the Project on the Project Real Property which have not been obtained and maintained in good standing;

(v)
neither the Vendor nor, to the Vendor’s Qualified Knowledge, the Project LP has ever been prosecuted for non‑compliance with any Environmental Laws, nor has the Vendor or the Project LP settled any allegation of non‑compliance with any Environmental Laws short of prosecution;

(vi)
to the Vendor’s Qualified Knowledge there is no pending or threatened action, investigation, proceeding, notice, order, direction, judgment, claim, request for information, complaint, demand, administrative inquiry, or penalty under or in respect of any Environmental Laws and relating to or affecting the Vendor, the Project LP, the Project Real Property or the Project Assets that, (A) alleges a violation by or Liability pursuant to any Environmental Laws, (B) results from the presence or Release of any Hazardous Substance, (C) requires any work, repairs or construction or capital expenditures to be made to or with respect to any of the Project Assets or the Project Real Property, nor (D) could otherwise impede the development, ownership or operation of the Project Assets or the Project;

(vii)
the Vendor has delivered or made available to the Purchaser true and complete copies of all written communications of a material nature between the Vendor or, to the Vendor’s Qualified Knowledge, the Project LP and any Governmental Authority under or relating to any Environmental Laws and pertaining to the Project Real Property or the Project Assets, if any;

(viii)
to the Vendor’s Knowledge, there are and since October 1, 2006 have been no events, conditions, or circumstances that could form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any Person or Governmental Authority for which the Vendor or the Project LP could be held liable, with respect to any Hazardous Substances relating to or affecting the Project Real Property;

(ix)
neither the Vendor nor the Project LP has installed, deposited or placed, (A) any underground or surface storage tanks or petroleum based substances in or on the soil or subsoil of the Project Real Property or in the ground water in or on the Project Real Property exceeding, in the case of petroleum based substances, levels permitted under Environmental Laws, (B) any urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances on or in the Project Real Property exceeding levels permitted under Environmental Laws; and

(x)
to the Vendor’s Knowledge there are no environmental diligence reports, environmental impact assessments, or any other environmental reports including consultant reports and other materials relating to the Project Real Property other than the Environmental Reports, a complete copy of each of which has been delivered to the Purchaser;

(cc)
Aboriginal Matters - To the Vendor’s Knowledge there is no and has never been any claim, assertion or demand, written or oral, whether proven or unproven, made by any Aboriginal Group, or any person acting on behalf of any Aboriginal Group in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or in relation to all or any portion of the Project, the Project Assets or the Project Real Property, and the Vendor has disclosed to the Purchaser all written correspondence, notices, minutes of meetings and other documents as well as material oral communications of which the Vendor is aware, from or involving any Aboriginal Group or any person acting on behalf of any Aboriginal Group relating to the Vendor, the Project, the Project Assets or the Project Real Property;

(dd)	Residence of Vendor - the Vendor is not a non-resident of Canada for the purposes of the ITA;

(ee)
Change in Control of Vendor – the Vendor first submitted to the OPA the Vendor’s Application (as that term is defined in the FIT Contract) for a FIT Contract in respect of the Project on December 2, 2009 (the “Application Date”). There has been no change of Control (as that term is defined in the FIT Contract) of the Vendor since the Contract Date;

(ff)
Representations in Asset Purchase Agreement – the representations and warranties of the Vendor and Quantum set out in Section 3.1 of the Asset Purchase Agreement are true and correct on the date of this Agreement, and shall be true and correct on the First Closing Date;

(gg)	Disclosure –

(i)
The Vendor, SP Generation, Schneider Power, and Quantum have disclosed to the Purchaser all facts known to them relating to the GP Shares, the General Partner, the Project LP Interests, the Project LP, and the Project Assets and have not omitted any facts known to them relating to the GP Shares, the

General Partner, the Project LP Interests, the Project LP, and the Project Assets which could reasonably be expected to be material to an intending purchaser of the GP Shares, the General Partner, the Project LP Interests, the Project LP, and the Project Assets; and

(ii)
No representation, warranty or written statement by the Vendor, SP Generation, Schneider Power, or Quantum in this Agreement (including all Exhibits and Schedules hereto and any other agreements or documents delivered on the Closing) contains any untrue statement of a material fact or, when taken together, omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading; and

(i)
Asset Transfer – notwithstanding any of the foregoing or any representation or warranty made by any of the Vendor, SP Generation, Schneider Power, or Quantum in this Agreement (including all Exhibits and Schedules hereto and any other agreements or documents delivered on the Closing), none of the Vendor, SP Generation, Schneider Power, or Quantum make any representation or warranty with respect to the requirement to obtain any Governmental Authorizations with respect to the purchase of the Project Assets by the General Partner on behalf of the Project LP.

3.2	Representations and Warranties of Purchaser
The Purchaser represents and warrants to the Vendor the matters set out below:

(a)
Status of Purchaser - the Purchaser is a corporation incorporated and subsisting under the laws of the Province of Ontario. The Purchaser has the power and capacity to enter into this Agreement and to carry out its terms. The Purchaser is not a consumer as defined in the Consumer Protection Act, 2002;

(b)
Due Authorization and Enforceability - the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary action by the Purchaser and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general equitable principles;

(c)
No Violation - the execution, delivery and performance by the Purchaser of this Agreement does not and will not (i) contravene, breach or result in any Default under the articles, by-laws, constating documents or other organizational documents of the Purchaser, (ii) violate or be in conflict with, or constitute a Default under any Contract to which the Purchaser is a party or by which any of the Purchaser’s properties or assets are or may be bound and, which in any case, would materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement,

(iii) violate or be in conflict with, or constitute a Default under any judgement, decree, order or award of any Governmental Authority having jurisdiction over the Purchaser and which in any case, would materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement, (iv) violate or be in conflict with, or constitute a Default under any Governmental Authorization issued to the Purchaser and which would materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement, or (v) violate any Applicable Laws except to the extent that such violation could not reasonably be expected to limit in any material manner the ability of the Purchaser to perform its obligations under this Agreement;

(d)
No Insolvency - it is not insolvent and has not committed any act of bankruptcy, proposed any compromise or arrangement or taken any proceedings with respect thereto and no encumbrancer or receiver has taken possession of any of its property nor is any of the foregoing pending nor has any of the foregoing been threatened in writing;

(e)
Litigation - There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the Purchaser’s Knowledge, pending or threatened against or relating to the Purchaser before any Governmental Authority, which, if determined adversely to the Purchaser, would,

(i)	enjoin, restrict or prohibit the purchase by the Purchaser of all or any part of the GP Shares or the Project LP Interests as contemplated by this Agreement; or

(ii)	delay, restrict or prevent the Purchaser from fulfilling any of its obligations set out in this Agreement or arising from this Agreement,

(f)	and the Purchaser has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success;

(g)
Absence of Approvals or Consents - except as expressly contemplated in this Agreement, no approval, order, consent of, or filing with, any Governmental Authority or Person is required in connection with the execution, delivery and performance by the Purchaser of this Agreement or the performance of the Purchaser’s obligations under this Agreement, other than the requirement under subparagraph 15.6(b)(iii) of the FIT Contract to provide notice to the OPA of the change of Control (as that term is defined in the FIT Contract) of the Project LP contemplated in this Agreement to occur on the First Closing Date; and

(h)
Brokers’ Fees - No Person acting on behalf of the Purchaser is or will be entitled to any brokerage fee, commission, finder’s fee or financial advisory fee from the Vendor in connection with the transactions contemplated in this Agreement.

3.3	Non-Waiver
No investigations made by or on behalf of any Party at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by the other Parties in or pursuant to this Agreement. No waiver of any condition or other provisions of this Agreement, in whole or in part, shall constitute a waiver of any other condition or provision of this Agreement (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

3.4	Nature and Survival
Each of the representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive:

(a)	the closing of each of the transactions of purchase and sale contemplated in this Agreement,

(b)	the execution and delivery under this Agreement of any instruments of conveyance, assignments or other instruments of transfer of title to the GP Shares and the Project LP Interests, and

(c)	the payment of the consideration for the GP Shares and the Project LP Interests contemplated in this Agreement, in each case, for the same period of time during which an obligation to indemnify exists in respect of the representation, warranty or covenant pursuant to Article 8.
Article 4
PURCHASER’S CONDITIONS PRECEDENT - FIRST CLOSING DATE
The obligation of the Purchaser to complete the purchase of the GP Shares and 74.89% Project LP Interests under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing Time on the First Closing Date, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

4.1	Truth and Accuracy of Representations of Vendor and Quantum at the Closing Time
All of the representations and warranties of the Vendor and Quantum made in or pursuant to this Agreement shall be true and correct at the Closing Time on the First Closing Date and with the same effect as if made at and as of the Closing Time on the First Closing Date (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received at the Closing Time on the First Closing Date a certificate from a senior officer of the Vendor and from the Vendor Shareholders confirming the truth and correctness of such representations and warranties.

4.2	Performance of Obligations
The Vendor shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement to be performed or complied with on or prior to the First Closing Date and the Purchaser shall have received a certificate from a senior officer of the Vendor confirming such performance or compliance, as the case may be.

4.3	Receipt of Closing Documentation
All instruments of conveyance, assignment and other documentation relating to the sale and purchase of the GP Shares and 74.89% Project LP Interests, as the case may be, and documentation relating to the due authorization and completion of such sale and purchase shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement to be completed at the Closing Time on the First Closing Date and the taking of all proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser, acting reasonably.

4.4	Consents, Authorizations and Registrations
All consents, approvals, orders and authorizations of any Person (and registrations, declarations, filings or recordings with any Governmental Authority) required in connection with the completion of the transactions contemplated by this Agreement to be completed on or prior to the First Closing Date, the execution of this Agreement, the closing of the transactions contemplated in this Agreement to be completed on or prior to the First Closing Date or the performance of any of the terms and conditions of this Agreement relating thereto shall have been obtained at or before the Closing Time of the First Closing Date on terms acceptable to the Purchaser, acting reasonably. Without limiting and in addition to the foregoing:

(a)
the OPA shall have executed and delivered a FIT Contract Assumption and Acknowledgement Agreement for Pre-COD Assignment of FIT Contract in a form reasonably acceptable to the OPA and in respect of the assignment of the FIT Contract by the Vendor to the Project LP under the Asset Purchase Agreement;

(b)
HONI shall have executed and delivered an assignment and novation agreement in a form reasonably acceptable to HONI and in respect of the assignment of the Connection Cost Agreement by the Vendor to the Project LP under the Asset Purchase Agreement; and

(c)
the MNR shall have executed and delivered an assignment and assumption agreement in a form reasonably acceptable to the MNR and in respect of the assignment of the Applicant of Record Status by the Vendor to the Project LP under the Asset Purchase Agreement.

4.5	No Proceedings

There shall be no order issued delaying, restricting or preventing, and no pending or threatened Claim or judicial or administrative proceeding, or investigation against any Party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.

4.6	Encumbrances
The GP Shares and 74.89% Project LP Interests shall be free and clear of all Encumbrances.

4.7	Completion of Asset Purchase Agreement
The transactions of purchase and sale contemplated in each of the Asset Purchase Agreement shall have been completed by the parties thereto and in accordance with the Asset Purchase Agreement.

4.8	Transmission Easement
The Project LP shall have received, in a form acceptable to the Project LP in its sole discretion, a transmission easement or an option for a transmission easement from Les Ann Ciglen and Larry Ciglen, registered owners of the real property described in the Ciglen Easement Agreement and from Dawn Douglas, registered owner of the real property described in the Douglas Easement Agreement. The said transmission easement shall be sufficient to construct, own and operate the necessary transmission equipment to connect the Project to HONI’s distribution system.

4.9	Quantum Acquisition Transaction
The OPA shall have delivered either, (i) the OPA's written consent to the Quantum Acquisition, and if necessary a waiver of the notice period for requesting that consent, or (ii) a statement from the OPA, or an opinion from its external legal counsel, and in a form reasonably satisfactory to the Purchaser, that the Quantum Acquisition, and without OPA consent, does not constitute a breach of (including a Supplier Event of Default under) the FIT Contract.  If the OPA or its legal counsel determines that the pre-Contract Date change of Control of Applicant without OPA consent constitutes such a breach or Supplier Event of Default, then the OPA shall have also delivered a written waiver of that breach or Supplier Event of Default from the OPA and in a form reasonably satisfactory to the Purchaser.

4.10	Quantum Not a Special Purpose Entity
The OPA shall have delivered a statement from the OPA, or an opinion from its external legal counsel, and in a form reasonably satisfactory to the Purchaser, that, (i) Quantum has, from and after the Contract Date, not been a Special Purpose Entity, and (ii) Quantum can continue to satisfy the 25% Economic Interest test in subparagraph 15.6(b)(iii) of the FIT Contract from the First Closing Date to the Commercial Operation Date if there is a change of shareholders of Quantum, including a change of Control (as that term is defined in the FIT Contract) of Quantum, as long as Quantum continues to not be a Special Purpose Entity and covenants not to dispose of all or any part of its direct or indirect interest in the Project LP prior to the Commercial Operation Date. If such a statement or opinion has been delivered, then Quantum shall on or prior to the First Closing

Date have delivered to the Purchaser a representation that there has been no change of Control (as that term is defined in the FIT Contract) of Quantum since the Contract Date, and a covenant that Quantum will not, prior to the earlier of the Commercial Operation Date  and the Default Closing Date, do anything, omit to do anything or permit anything to be done which would result in its being a Special Purpose Entity at any time prior to the earlier of the Commercial Operation Date and the Default Closing Date, and all in a form reasonably satisfactory to the Purchaser.
If any of the foregoing conditions in this Article 4 has not been fulfilled by the Closing Time on the First Closing Date, the Purchaser may terminate this Agreement by notice to the Vendor, SP Generation, Schneider Power, and Quantum, in which event the Purchaser shall be thereupon released from all obligations under this Agreement (other than its rights and obligations under Section 7.7), and unless the Purchaser can show that the condition relied upon could reasonably have been performed by the Vendor, SP Generation, Schneider Power, or Quantum, each of the Vendor, SP Generation, Schneider Power, and Quantum shall be thereupon released from all obligations under this Agreement (other than its rights and obligations under Section 7.7). However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.
Article 5
PURCHASER’S CONDITIONS PRECEDENT – COMMERCIAL OPERATION CLOSING DATE OR DEFAULT CLOSING DATE
The obligation of the Purchaser to complete the purchase of the Vendor’s 25.1% Project LP Interests under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing Time on the Commercial Operation Closing Date or the Default Closing Date, as the case may be, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

5.1	Truth and Accuracy of Representations of Vendor and Quantum at the Closing Time
All of the representations and warranties of the Vendor and Quantum made in Sections 3.1(a), (b), (c), (d), (e), (h), (k), (l), (n), and (o) shall be true and correct at the Closing Time on the Commercial Operation Closing Date or the Default Closing Date, as the case may be, and with the same effect as if made at and as of the Closing Time on the Commercial Operation Closing Date or the Default Closing Date, as the case may be, (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received at the Closing Time on the Commercial Operation Closing Date or the Default Closing Date, as the case may be, a certificate from a senior officer of the Vendor and from the Vendor Shareholders confirming the truth and correctness of such representations and warranties. For these purposes all references in Sections 3.1(a), (b), (c), (d), (e), (h), (k), (l), (n), and (o) to the “Project LP Interests” shall be deemed to be a reference to the “Vendor’s 25.1% Project LP Interests”.

5.2	Performance of Obligations
Each of the Vendor, SP Generation, Schneider Power, and Quantum shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement to be performed or complied with on or prior to the Commercial Operation Closing Date or the Default Closing Date, as the case may be, and the Purchaser shall have received a certificate from a senior officer of the Vendor confirming such performance or compliance, as the case may be.

5.3	Receipt of Closing Documentation
All instruments of conveyance, assignment and other documentation relating to the sale and purchase of the Vendor’s 25.1% Project LP Interests and documentation relating to the due authorization and completion of such sale and purchase shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement to be completed at the Closing Time on the Commercial Operation Closing Date or the Default Closing Date, as the case may be, and the taking of all proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser, acting reasonably.

5.4	Consents, Authorizations and Registrations
All consents, approvals, orders and authorizations of any Person (and registrations, declarations, filings or recordings with any Governmental Authority) required in connection with the completion of the transactions contemplated by this Agreement to be completed on or prior to the Commercial Operation Closing Date or the Default Closing Date, as the case may be, the execution of this Agreement, the closing of the transactions contemplated in this Agreement to be completed on or prior to the Commercial Operation Closing Date or the Default Closing Date, as the case may be, or the performance of any of the terms and conditions of this Agreement relating thereto shall have been obtained at or before the Closing Time on the Commercial Operation Closing Date or the Default Closing Date, as the case may be, on terms acceptable to the Purchaser, acting reasonably. Further and without limiting the foregoing, the Vendor shall do all such things and provide all such reasonable assurances as may be required to notify the OPA, HONI or the MNR of the transactions contemplated herein and as required under the FIT Contract, the Connection Cost Agreement, or the Applicant of Status Record, as the case may be, or under any Applicable Laws.

5.5	No Proceedings
There shall be no order issued delaying, restricting or preventing, and no pending or threatened Claim or judicial or administrative proceeding, or investigation against any Party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Applicable Laws.

5.6	Encumbrances

The Vendor’s 25.1% Project LP Interests shall be free and clear of all Encumbrances.
If any of the foregoing conditions in this Article 5 has not been fulfilled by the Closing Time on the Commercial Operation Closing Date or the Default Closing Date, as the case may be, the Purchaser may terminate this Agreement by notice to the Vendor, SP Generation, Schneider Power, and Quantum, in which event the Purchaser shall be thereupon released from all obligations under this Agreement (other than its rights and obligations under Section 7.7), and unless the Purchaser can show that the condition relied upon could reasonably have been performed by the Vendor, SP Generation, Schneider Power, or Quantum, then the Vendor, SP Generation, Schneider Power, and Quantum shall be thereupon released from all obligations under this Agreement (other than its rights and obligations under Section 7.7). However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.
Article 6
VENDOR’S CONDITIONS PRECEDENT
The obligations of the Vendor to complete the sale of the GP Shares and the 74.89% Project LP Interests under this Agreement on the First Closing Date or the sale of the Vendor’s 25.1% Project LP Interests under this Agreement on the Commercial Operation Closing Date or the Default Closing Date, as the case may be, shall be subject to the satisfaction of or compliance with, at or before the Closing Time on the First Closing Date, the Commercial Operation Closing Date, or the Default Closing Date, as the case may be, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part):

6.1	Truth and Accuracy of Representations of the Purchaser at Closing Time
All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct at the Closing Time on the First Closing Date, the Commercial Operation Closing Date, or the Default Closing Date, as the case may be, and with the same effect as if made at and as of the Closing Time on the First Closing Date, the Commercial Operation Closing Date, or the Default Closing Date, as the case may be, and the Vendor shall have received a certificate from a senior officer or director of the Purchaser at the Closing Time on the First Closing Date, the Commercial Operation Closing Date, or the Default Closing Date, as the case may be, confirming the truth and correctness of such representations and warranties.

6.2	No Proceedings
There shall be no order issued delaying, restricting or preventing, and no pending or threatened Claim or judicial or administrative proceeding, or investigation against any Party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Applicable Laws.

6.3	Performance of Obligations
The Purchaser shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement to be performed or complied with on or prior to the First Closing Date, the Commercial Operation Closing Date, or the Default Closing Date, as the case may be, and the Vendor shall have received a certificate from a senior officer or director of the Purchaser confirming such performance or compliance, as the case may be.

6.4	Quantum Not a Special Purpose Entity
The OPA shall have delivered a statement from the OPA, or an opinion from its external legal counsel, and in a form reasonably satisfactory to the Vendor, that, (i) Quantum has, from and after the Contract Date, not been a Special Purpose Entity, and (ii) Quantum can continue to satisfy the 25% Economic Interest test in subparagraph 15.6(b)(iii) of the FIT Contract from the First Closing Date to the Commercial Operation Date if there is a change of shareholders of Quantum, including a change of Control (as that term is defined in the FIT Contract) of Quantum, as long as Quantum continues to not be a Special Purpose Entity and covenants not to dispose of all or any part of its direct or indirect interest in the Project LP prior to the Commercial Operation Date.
If any of the foregoing conditions in this Article 6 has not been fulfilled by the Closing Time on the First Closing Date, the Commercial Operation Closing Date, or the Default Closing Date, as the case may be, the Vendor may terminate this Agreement by notice in writing to the Purchaser, in which event the Vendor, SP Generation, Schneider Power, and Quantum shall thereupon be released from all obligations under this Agreement (other than their respective rights and obligations under Section 7.7), and unless the Vendor can show that the condition relied upon could reasonably have been performed by the Purchaser, the Purchaser shall thereupon also be released from all obligations under this Agreement (other than its rights and obligations under Section and 7.7). However, the Vendor may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.
Article 7
OTHER COVENANTS OF THE PARTIES

7.1	Liabilities and Deposits
The Purchaser shall at the Closing Time on the First Closing Date:

(a)
cause the Project LP to assume and pay the outstanding payables totalling $236,709 and owing by the Vendor to, (i) GL Garrad Hassan, in the amount of $182,196, (ii) Ontario Windsmith, Inc., in the amount of $29,298, and Genivar, Inc., in the amount of $25,215. The Vendor shall on or prior to Closing Time on the First Closing Date deliver to the Purchaser invoices evidencing the said payables;

(b)
cause the Project LP to pay the Vendor $190,000 as a reimbursement of development expenses incurred prior to the date hereof by the Vendor and in respect of the development by the Vendor of the Project. The Vendor shall on or prior to Closing Time on the First Closing Date deliver to the Purchaser reasonable evidence of such expenses and their payment by the Vendor;

(c)
cause the Project LP to pay to the Vendor $200,000 as a reimbursement to the Vendor of the FIT Deposit previously paid by the Vendor to the OPA. The Vendor shall both prior to and after the Closing Time on the First Closing Date provide such reasonable assistance as may be required in order to assign to the Project LP the Vendor’s rights in the FIT Deposit;

(d)
cause the Project LP to deliver to HONI satisfactory replacement security for the HONI Deposit, and so that HONI returns to the Vendor the amount of the HONI Deposit, that is $200,000, following the First Closing Date.

7.2	Development of Project
Following the First Closing Date the Purchaser will and will cause the Project LP to use commercially reasonable efforts to develop the Project, including, without limitation, obtaining the Notice to Proceed, and in that respect, until the Commercial Operation Date or Default Date, as the case may be, shall keep the Vendor reasonably apprised of material developments relating to the Project, including, without limitation, obtaining the Notice to Proceed. Without limiting the generality of the foregoing, the Purchaser shall make commercially reasonable efforts to cause each of the following events to occur on or prior to the date indicated in each case:

(a)	obtaining on or prior to June 15, 2014 a Renewable Energy Approval in respect of the Project from the Ontario Ministry of the Environment;

(b)	obtaining on or prior to November 15, 2014 appropriate permits for the construction of the Project;

(c)	executing on or prior to March 25, 2014 a domestic content compliant turbine supply agreement for the Project with a turbine supplier;

(d)	delivering to the OPA on or prior to August 15, 2014 a completed Notice to Proceed Request in respect of the Project;

(e)	within 20 days of First Closing Date paying to the OPA any additional security deposit, if any, required under the FIT Contract; and

(f)
obtaining binding commitments in favour of the Project LP from financiers (including any assignee of the Purchaser under this Agreement) of sufficient debt and equity financing to permit the construction of the Project.

Further and without limiting the generality of the foregoing, the Purchaser shall make reasonable commercial efforts not to permit any of the following to occur prior to the Commercial Operation Date or Default Date, as the case may be:

(g)	any Supplier Event of Default described in paragraph 9.1(a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (l), or (m) of the FIT Contract; or

(h)
termination of the FIT Contract by the Purchaser in accordance with paragraph 2.4(a) of the FIT Contract, and prior to the issuance by the OPA to the Project LP of a Notice to Proceed in respect of the Project.

For more certainty, the Vendor shall from and after the First Closing Date not be responsible for paying any costs or expenses in connection with the development and construction of the Project.
7.3    No Dealings Prior to Commercial Operation

(a)
Quantum shall not, prior to the Commercial Operation Closing Date, sell, transfer, assign, pledge, charge, mortgage, or otherwise dispose of or encumber any shares which it owns in the capital of Schneider Power, nor enter into or grant any Contract, or any other right with or to any Person binding upon Quantum or which at any time in future may become binding upon Quantum to do any of the foregoing, and Quantum shall not permit any of the foregoing to occur. Schneider Power shall not, and Quantum shall cause Schneider Power not to, prior to the Commercial Operation Closing Date, sell, transfer, assign, pledge, charge, mortgage, or otherwise dispose of or encumber any shares which it owns in the capital of SP Generation, nor enter into or grant any Contract, or any other right with or to any Person binding upon Schneider Power or which at any time in future may become binding upon Schneider Power to do any of the foregoing, and Schneider Power and Quantum shall not permit any of the foregoing to occur. SP Generation shall not, and Quantum shall cause SP Generation not to, prior to the Commercial Operation Closing Date, sell, transfer, assign, pledge, charge, mortgage, or otherwise dispose of or encumber any shares which it owns in the capital of the Vendor, nor enter into or grant any Contract, or any other right with or to any Person binding upon SP Generation or which at any time in future may become binding upon SP Generation to do any of the foregoing, and SP Generation and Quantum shall not permit any of the foregoing to occur.

(b)
Each of SP Generation, Schneider Power, and the Vendor shall not, and Quantum shall cause each of them not to, prior to the Commercial Operation Closing Date, (i) amend, terminate or cancel or cause to amended, terminated or cancelled its articles, by-laws or other constating documents or the terms of any of its outstanding securities, outstanding indebtedness or Liens against any of its assets, and (ii) issue or grant any securities, options, warrants, convertible securities or other instruments or right to acquire securities, or any other ownership interest in it, or directly or indirectly, redeem, offer to purchase or purchase any of its outstanding securities.

(c)
The Vendor shall not, and Quantum shall cause the Vendor not to, prior to the Commercial Operation Closing Date and except as expressly set out in this Agreement sell, transfer, assign, pledge, charge, mortgage, or otherwise dispose of or encumber any of its Project LP Interests, nor enter into or grant any Contract, or any other right with or to any Person binding upon the Vendor or which at any time in future may become binding upon the Vendor to do any of the foregoing. Notwithstanding the foregoing and from and after the Notice to Proceed Date and provided that the Purchaser has done the same in respect of all of the Limited Partnership Units then owned by it, the Vendor shall forthwith at the request of the Purchaser, assign by way of security, pledge, charge, mortgage, or otherwise encumber its 25.1% Project LP Interests to and in favour of the lender(s) of the Project Loan, and as part security for the payment of the Project Loan, and in such form and otherwise on such terms and conditions as the lender(s) of the Project Loan may reasonably require, provided that the Vendor shall not be required to grant any other form of security or give any guarantee or indemnity to or for the benefit of any lender of the Project Loan. The Purchaser shall pay all costs and expenses (including the reasonable fees and disbursements of legal counsel) the Vendor incurs in connection with the negotiation, preparation and execution of any agreements and transactions contemplated by the Project Loan.

(d)
Without limiting the foregoing, each of Quantum, Schneider Power, SP Generation and the Vendor agree to maintain, from and after the First Closing Date and to and including the Commercial Operation Closing Date, a 25.1% Economic Interest in the Project LP and the Project and as contemplated in subparagraph 15.6(b)(iii) of the FIT Contract;

(e)
Without limiting any other provision of this Agreement and for more certainty, it is the intention of the Parties that each of Quantum, Schneider Power, SP Generation and the Vendor maintains a 25.1% Economic Interest in the Project LP until the Project achieves Commercial Operation as required under the FIT Contract.

7.4	Conduct of Project Prior to Closing
During the period from the date of this Agreement to the Closing Time on the First Closing Date, the Vendor shall:

(a)
Conduct Project in the Ordinary Course – except as otherwise contemplated or permitted by this Agreement, cause the Project LP to conduct the Project in the ordinary course, and not, without the prior written consent of the Purchaser, enter into any transaction or do anything or omit to do anything which, if effected or done before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Vendor contained in this Agreement;

(b)
Maintain Contracts, Scheduled Authorizations and Real Property Agreements - not authorize, recommend or propose to terminate, transfer, amend, modify or change (or authorize, recommend or propose to do so) in any material respect any

Contract, Scheduled Authorization or Real Property Agreement, or waive, release or grant any right thereunder, and perform, in all material respects, all of the obligations required to be performed by the Project LP under all Contracts, Scheduled Authorizations or Real Property Agreements;

(c)	Maintain Good Relations – use all reasonable efforts to maintain good relations with each of the Property Owners which is a party to a Real Property Agreement;

(d)	Comply with Applicable Laws – comply with all Applicable Laws affecting the Project LP or the operation of the Project, the Project Real Property and the Project Assets; and

(e)
Approvals – cooperate with the Purchaser and use all commercially reasonable efforts to obtain and diligently assist the Purchaser in obtaining (i) all necessary consents, approvals and authorizations, under any Applicable Laws in respect of the Project or the Project Assets, (ii) all necessary consents and approvals and/or assignment and assumption agreements under the FIT Contract, Connection Cost Agreement, Applicant of Record Status, or Real Property Agreements, and (iii) the transmission easement contemplated in Section 4.8.

7.5	Access for Investigation
The Vendor shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Time on the First Closing Date, to have: (i) free and unrestricted access during normal business hours (upon reasonable advance notice to the Vendor) to the General Partner, the Project LP, the Project, and the Project Assets. The Vendor shall furnish to the Purchaser copies of books and records in respect of the General Partner, the Project LP, the Project, and the Project Assets as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Article 3 or to conduct due diligence with respect to the General Partner, the Project LP, the Project, and the Project Assets. The Vendor shall cooperate and assist, to the extent reasonably requested by the Purchaser, with the Purchaser’s investigation and evaluation of the General Partner, the Project LP, the Project, and the Project Assets.

7.6	Notices
Without limiting any other provision of this Agreement, the Vendor shall do all such things and provide all such reasonable assurances as may be required to notify the OPA, HONI or the MNR of the transactions contemplated herein and as required under the FIT Contract, the Connection Cost Agreement or Applicant of Record Status, as the case may be, or under any Applicable Laws.
Further and without limiting Section 3.1(v)(vii), the Vendor shall cooperate with the Purchaser and Purchaser's counsel in the registration of any notice contemplated in Section 3.1(v)(vii) which, prior to the Closing Time on the First Closing Date, has not in the Purchaser’s reasonable view been registered in the applicable Land Registry Office against the title to the applicable Project Real Property and as contemplated in Section 3.1(v)(vii). The Vendor shall take such actions and deliver such documents as may be required by the Purchaser or its counsel, acting reasonably, in connection with such registrations or that may be required by the land registrar for the applicable Land Registry Office for certification of such registrations (including following the Closing Time on the First Closing Date).  The Purchaser shall be responsible for all direct costs to the applicable Land Registry Offices in respect of such registrations. Provided that nothing in this Section 7.6 and no action by the Vendor or the Purchaser pursuant to this Section 7.6 shall limit or restrict the representations of the Vendor and Quantum set out in Section 3.1(v)(vii) or elsewhere in this Agreement.

7.7	Confidentiality

(a)
If the transactions contemplated by this Agreement are not completed, neither the Purchaser nor the Vendor, SP Generation, Schneider Power, nor Quantum shall, except as provided in Section 7.7(c), directly or indirectly use for its own purposes or communicate to any other Person the existence of this Agreement or any confidential information or data relating to the General Partner, the Project LP, the Project, and the Project Assets or the other Party, as the case may be, which was made available to the Purchaser or Vendor (or their representatives) as the case may be by the other Party in connection with the transactions contemplated hereby.

(b)
If the transactions contemplated by this Agreement are completed the Vendor, SP Generation, Schneider Power, and Quantum shall not directly or indirectly use for its own purposes or communicate to any Person the Project Information or any other confidential information relating to the General Partner, the Project LP, the Project, or the Project Assets in its possession or under its control.

(c)
Nothing contained herein shall prevent the Parties from (i) disclosing or making available to their respective Affiliates, accountants, professional advisors and bankers and other lenders, whether current or prospective, (but only for the purpose of exercising their rights or performing their obligations under this Agreement) any of such information or data provided that the Person disclosing the same shall cause such Persons to maintain the confidentiality of such information or data and (ii) making public disclosure of this Agreement and the transactions contemplated herein as required by any Applicable Law or the rules or regulations of any stock exchange.

(d)
Notwithstanding any other provision of this Agreement, the provisions of this Section 7.7 shall survive the termination of this Agreement for any reason and the closing of the transactions of purchase and sale contemplated in this Agreement.

7.8	OPA Consent to Quantum Acquisition Transaction
Each of the Vendor and the Purchaser will use its reasonable commercial efforts to obtain prior to the Closing Time on the First Closing Date the consents, statements, opinions, or waivers, as applicable, contemplated in Section 4.9 and 4.10.  The Vendor shall pay one-half of the first $15,000 of the fees in respect of any external counsel opinion contemplated in Section 4.9 and 4.10 (i.e. to a maximum of $7,500 of fees) plus one-half of the disbursements and taxes associated with such fees, and the Purchaser shall pay one-half the first $15,000 of the fees in respect of any external counsel opinion contemplated in Section 4.9 and 4.10 (i.e. to a maximum of $7,500 of fees) plus one-half of the disbursements and taxes associated with such fees, and the Purchaser shall pay all fees, disbursements and taxes in respect of any external counsel opinion contemplated in Section 4.9 and 4.10 in excess of the sum of the said first $15,000 of fees and associated disbursements and taxes.
Article 8
INDEMNIFICATION

8.1	Indemnification.

(a)
Each of the Vendor and Quantum shall jointly and severally indemnify and save each of the Purchaser and its Affiliates and each of their respective directors, officers, employees and agents (collectively, the “Purchaser Indemnified Persons”) harmless from and against any Loss suffered or incurred by the Purchaser Indemnified Persons to the extent arising out of, or resulting from any breach of any representation, warranty or covenant of any of the Vendor, SP Generation, Schneider Power, or Quantum contained in this Agreement.

(b)
The Purchaser shall indemnify and save the Vendor and its Affiliates and each of their respective directors, officers, employees and agents (collectively, the “Vendor Indemnified Persons”) harmless from and against any Loss suffered or incurred by the Vendor Indemnified Persons to the extent arising out of, or resulting from any breach of any representation, warranty or covenant of the Purchaser contained in this Agreement.

8.2	Notice of Claim.
An Indemnified Party shall promptly give notice to the Indemnitor of any Claim for indemnification pursuant to Section 8.1. Such notice shall specify whether the Claim arises as a result of a claim by a third party against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(f)	the factual basis for the Claim; and

(g)	the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.
The failure to promptly provide such notice will not relieve the Indemnitor of any obligation to indemnify the Indemnified Party, except to the extent that such failure prejudices the Indemnitor.

8.3	Direct Claims.
With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnitor shall have thirty (30) days to make such investigation of the Claim as the Indemnitor considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnitor and its authorized representatives the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnitor agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnitor shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the Indemnified Party and the Indemnitor do not agree within such period (or any mutually agreed upon extension thereof), the Indemnified Party and the Indemnitor agree that the dispute shall be submitted to the dispute resolution procedure under Article 9.

8.4	Third Party Claims

(a)
With respect to any Third Party Claim, the Indemnitor shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnitor shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnitor elects to assume such control, the Indemnified Party shall cooperate with the Indemnitor, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnitor and the Indemnified Party shall be retained by the Indemnitor.

(b)
Any Indemnified Party will have the right to employ separate counsel in any Third Party Claim and/or participate in the defence thereof, but the fees and expenses of such counsel will not be included as part of any Losses incurred by the Indemnified Party unless (i) such Indemnified Party has received an opinion of counsel, reasonably acceptable to the Indemnitor, to the effect that the interests of the Indemnified Party and the Indemnitor with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (ii) the employment of such counsel at the expense of the Indemnitor has been specifically authorized by the Indemnitor.

(c)
If the Indemnitor fails to assume control as contemplated in Section 8.4(a) in a timely manner or thereafter fails to defend any such Third Party Claim in a timely manner, the Indemnified Party shall be entitled to assume such control. In addition, the Indemnitor shall reimburse the Indemnified Party’s out-of-pocket expenses, including expenses of counsel, as a result of such assumption.

(d)
The Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if such settlement or compromise involves an admission of guilt or liability on the part of the Indemnified Party or would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification under this Agreement.

(e)
The Indemnified Party and the Indemnitor shall cooperate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep informed about and be prepared to discuss the Third Party Claim with his counterpart and with counsel at all reasonable times.

8.5	Additional Rules and Procedures
The obligation of an Indemnitor to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(a)
Notwithstanding anything to the contrary in this Agreement, no Indemnified Party shall be entitled to recover from another Party (including an Indemnitor), for any Losses, any amount in excess of the actual compensatory damages, court costs and reasonable lawyers’ and other advisor fees suffered by such Indemnified Party. The Parties waive any right to recover punitive, incidental, indirect, special, exemplary and consequential damages, and economic loss and damages in respect of loss of opportunity arising in connection with or respect to this Agreement. The provisions of this Section 8.5(a) shall not apply to indemnification for a Third Party Claim.

(b)
If the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by an Indemnified Party by recovery, settlement or otherwise under our pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any Person (other than an Indemnitor), the amount of such reduction, together with any interest earned on such amount, if applicable, less any deductibles, costs or expenses incurred in connection therewith, shall be promptly paid to by the Indemnified Party to the Indemnitor.

8.6	Indemnification Claims.
An Indemnified Party shall only be entitled to make any claim for indemnification under Section 8.1 to the extent that the aggregate amount of all such claims made in good faith for indemnification exceeds $25,000, but thereafter such Indemnified Party shall be entitled to claim indemnification for any Loss in excess of $5,000. Notwithstanding anything else in this Article 8, the maximum aggregate amount of liability of an Indemnitor under this Agreement shall be limited to the 74.89% Project LP Interest Purchase Price, provided that in the case of (i) Claims based on fraud, wilful misconduct or gross negligence, the maximum amount of liability of an Indemnitor under this Agreement shall not be limited, and (ii) Claims arising out of, or resulting from any breach of representations, warranties or covenants in respect of the sale and purchase of the Vendor’s 25.1% Project LP Interests under this Agreement, the maximum amount of liability of an Indemnitor under this Agreement shall be limited to the 25.1% Project LP Interest Purchase Price actually received by the Vendor.

8.7	Tax Status of Payments

Any payment made by or on behalf of the Vendor pursuant to this Article 8 shall constitute a reduction of the 74.89% Project LP Interest Purchase Price and the 25.1% Project LP Interest Purchase Price, as the case may be, and any payment made by or on behalf of the Purchaser pursuant to this Article 8 shall constitute an increase in the 74.89% Project LP Interest Purchase Price and the 25.1% Project LP Interest Purchase Price, as the case may be. If any payment made by the Vendor or the Purchaser pursuant to this Article 8 is deemed by the ETA to include GST/HST, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.

8.8	Exclusive Remedy
The rights of indemnity of the Vendor and the Purchaser set forth in this Article 8 are the sole and exclusive remedies of each such Party for monetary compensation in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant, by the other of them under this Agreement but are not, for clarity, the sole and exclusive remedy for equitable relief or under any instruments or documents delivered pursuant to this Agreement. Accordingly, each of the Vendor and the Purchaser waives, from and after the Closing, any and all rights, remedies and claims that one such Party may have against the other for monetary compensation, whether at law, under any statute or in equity (including but not limited to claims for contribution or other rights of recovery arising under any Environmental Laws, claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than as expressly provided for in this Article 8, other than those arising with respect to any fraud, wilful misconduct, or gross negligence, and other than those provided for in other documents or instruments delivered pursuant to this Agreement. The Parties agree that if a Claim for indemnification is made by one Party in accordance with Section 8.1(a) or 8.1(b) as the case may be and there has been a refusal by the other Party to make payment or otherwise provide satisfaction in respect of such Claim, then a legal proceeding is the appropriate means to seek a remedy for such refusal. This Article 8 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or under any closing document or by any termination or rescission of this Agreement by any Party.

8.9	Termination of Obligations
The obligations of the Parties under Section 8.1 shall terminate on the date which is 18 months after the First Closing Date, Commercial Operation Closing Date or Default Closing Date, as the case may be, except with respect to bona fide Claims for indemnification set forth in written notices given prior to such date; provided that Claims based on the absence of, or deficiency in, the title of the Vendor to the GP Shares and the Project LP Interests or title of the Project LP to the Project Assets, or Claims for any breach of any representation or warranty of the Vendor and Quantum contained in Section 3.1(e), or Claims for any breach of any representation, warranty or covenant of the Vendor and Quantum to be delivered pursuant to Section 4.10, or Claims based on intentional misrepresentation or fraud shall terminate on the date which is the last day of the 15-year ultimate limitation period pursuant to the Limitations Act, 2002.

8.10	Trustee and Agent
Each of the Purchaser and the Vendor acknowledges that the other of the Purchaser and the Vendor is acting as trustee and agent for the remaining Purchaser Indemnified Persons or Vendor Indemnified Persons, as the case may be, on whose behalf and for whose benefit the indemnity in Sections 8.1(a) and 8.1(b), as the case may be, is provided and that such remaining indemnified Persons shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. Each of the Purchaser and the Vendor agrees that the other of the Purchaser and the Vendor may enforce the indemnity for and on behalf of such remaining indemnified Persons and, in such event, the Party from whom indemnification is sought will not in any proceeding to enforce the indemnity by or on behalf of such remaining indemnified Persons assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.
Article 9
ARBITRATION

9.1	Arbitration
All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, including with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement (“Disputes”) shall be determined by arbitration under the Arbitration Act, 1991 (Ontario) (the “Arbitration Act”), provided that:

(h)	any hearing in the course of the arbitration shall be held in Toronto, Ontario in the English language;

(i)	the application of section 7(2) of the Arbitration Act is expressly excluded;

(j)
subject to section 44 of the Arbitration Act, any award or determination of an arbitrator shall be final and binding on the parties and there shall be no appeal on any ground, including, for greater certainty, any appeal on a question of law, a question of fact, or a question of mixed fact and law;

(k)
an arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the parties, between or among the parties in such manner as the arbitrator considers reasonable, provided that an arbitrator shall not award costs on a distributive basis; and

(l)
all matters relating to the arbitration shall be kept confidential to the full extent permitted by law and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this dispute resolution provision.

Article 10
GENERAL

10.1	Submission to Jurisdiction

(f)
Each Party submits to the exclusive jurisdiction of any Ontario courts sitting in Toronto in any action, application, reference or other proceeding arising out of or relating to this Agreement and consents to all claims in respect of any such action, application, reference or other proceeding being heard and determined in such Ontario courts. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding. Each Party consents to any action, application, reference or other proceeding arising out of or relating to this Agreement being tried in Toronto and, in particular, being placed on the Commercial List of the Ontario Superior Court of Justice.

(g)
The Parties shall not raise any objection to the venue of any action, application, reference or other proceeding arising out of or relating to this Agreement in the Ontario Courts sitting in Toronto, including the objection that the proceedings have been brought in an inconvenient forum.

(h)
A final judgment in any such action, application or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law and shall not be re-litigated on the merits.

(i)
THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT PRESENT OR FUTURE, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 10.1(d) WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS TO/MUST BE TRIED BY A JUDGE OR JUDGES SITTING WITHOUT A JURY.

10.2	Notices
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile:

(f)	in the case of a Notice to the Vendor, SP Generation or Schneider Power at:
161 Bay Street
27th Floor
Toronto, Ontario

M5J 2S1

Attention: Thomas Schneider
Fax: (416) 847-3729
Email:    t.s@schneiderpower.com
(b)    in the case of a Notice to Quantum at:
25242 Arctic Ocean Drive
Lake Forest, CA 92630

Attention: Brad Timon
Fax: 949-399-4567
Email:    btimon@qtww.com
(c)    in the case of a Notice to the Purchaser at:
147 Mahood Johnston Drive
Kincardine, Ontario N2Z 3A2

Attention:    Charles Edey
Fax:    (519) 396-3690
Any Notice given, delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is given, delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is given, delivered or transmitted after 5:00 p.m. local time, or if such day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day. Any Party may, from time to time, change its address or the Person to whom Notice is to be given by giving Notice to the other Parties in accordance with the provisions of this Section.

10.3	Public Notices
The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the existence of this Agreement and the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure is required to meet timely disclosure obligations of any Party under laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party at such time as it is made to the regulatory authority.

10.4	Expenses
Except as otherwise agreed, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

10.5	Amendment
No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless agreed by the Party to be bound thereby.

10.6	Assignment
No Party may assign this Agreement or any rights or obligations under this Agreement without the consent of each of the other Parties. Notwithstanding the foregoing, the Purchaser may at any time after the First Closing Date assign this Agreement and all of its rights hereunder to:

(a)	without the consent of the other Parties, any Person which Person has at least one credit rating (of defined quality, below) from any of the following agencies:

(i)	Standard and Poor’s, BB or better;

(ii)	Moody’s Investor Services, Ba or better;

(iii)	Fitch Ratings, BB or better; or

(iv)	AM Best, BB or better; or

(b)	with the prior written consent of the other Parties, which consent may not be unreasonably withheld, any other Person, and provided that the Purchaser and the assignee duly comply with any terms and conditions in the FIT Contract applicable to such assignment and the assignee agrees in favour of the Vendor to be bound by this Agreement in a form acceptable to the Vendor acting reasonably. Upon completion of any such permitted assignment, the Purchaser shall be released and discharged from its obligations under Sections 2.5, 2.6 and 2.7, and all other provisions of this Agreement necessary to give effect thereto, (including the Purchaser’s obligation to purchase the Vendor’s 25.1% Project LP Interests thereunder) but the Purchaser shall not be released from any of its other obligations and Liabilities which arose under any other provisions of this Agreement prior the completion of such permitted assignment.

10.7	Enurement
This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

10.8	Further Assurances
The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

10.9	Severability
The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

10.10	Execution and Delivery
This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile or in portable document format (PDF) and all such counterparts, facsimiles and PDF copies shall together constitute one and the same agreement.
[The remainder of this page is left intentionally blank.]

IN WITNESS OF WHICH the Parties have duly executed this Agreement.

TROUT CREEK WIND POWER INC. Per: /s/ Thomas Schneider Name: Thomas Schneider Title: President I have authority to bind the corporation.
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. Per: /s/ Bradley J. Timon Name: Bradley J. Timon Title: Chief Financial Officer I have authority to bind the corporation.
SCHNEIDER POWER INC. Per: /s/ Thomas Schneider Name: Thomas Schneider Title: President I have authority to bind the corporation.
SCHNEIDER POWER GENERATION INC. Per: /s/ Thomas Schneider Name: Thomas Schneider Title: President I have authority to bind the corporation.
SIERRA NEVADA POWER (ONTARIO) LTD. Per: /s/ Monica Machado Name: Monica Machado Title: Director I have authority to bind the corporation.